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                              Exhibit 23(d)(1)(hh)
     Amendment to Investment Advisory Agreement - TA IDEX Great Companies -
             America(SM) & TA IDEX Great Companies - Technology(SM)

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                         TRANSAMERICA IDEX MUTUAL FUNDS

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2006 to the Investment Advisory Agreement dated as of June 15, 2000, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.), on behalf of TA IDEX Great Companies - America(SM), TA IDEX Great Companies - Technology(SM) and TA IDEX Federated Tax Exempt (each a "Fund" collectively, the "Funds"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. COMPENSATION. Any reference to compensation of TA IDEX GREAT COMPANIES - AMERICA(SM) is now revised to reflect the following Advisory Fees:

0.75% of the first $500 million of average daily net assets; 0.70% over $500 million up to $1 billion; and 0.65% of average daily net assets in excess of $1 billion

2. COMPENSATION. Any reference to compensation of TA IDEX GREAT COMPANIES - TECHNOLOGY(SM) is now revised to reflect the following Advisory Fees:

0.78% of the first $500 million of average daily net assets; and 0.70% of average daily net assets in excess of $500 million

3. FUND DELETED. Any references to TA IDEX FEDERATED TAX EXEMPT are hereby deleted, in accordance with the liquidation of the fund, effective December 2, 2005.

In all other respects, the Investment Advisory Agreement dated as of June 15, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name: Glenn E. Brightman
                                        Title: Vice President